EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	State/Jurisdiction of Incorporation/ Organization

Arlington Park Racecourse, LLC	Illinois

Arlington OTB Corp.	Illinois

Quad City Downs, Inc.	Iowa

Calder Race Course, Inc., d/b/a Calder Casino and Race Course	Florida

Tropical Park, Inc.	Florida

Churchill Downs Louisiana Horseracing Company, LLC d/b/a Fair Grounds Race Course & Slots	Louisiana

Churchill Downs Louisiana Video Poker Company, LLC	Louisiana

Video Services, LLC	Louisiana

Churchill Downs Technology Initiatives Company d/b/a Bloodstock Research Information Services and TwinSpires.com	Delaware

Churchill Downs Entertainment Group, LLC	Delaware

Churchill Downs Management Company, LLC	Kentucky

Churchill Downs Investment Company	Kentucky

Churchill Downs Simulcast Productions, LLC	Kentucky

CD ContentCo HC, LLC	Delaware

CD HRTV HC, LLC	Delaware

Charlson Industries, Inc.	Ohio

HCRH, LLC	Delaware

SW Gaming, LLC	Mississippi

BRIS Data Corp.	Kentucky

TSN Data Corp.	Kentucky

Youbet.com, LLC	Delaware

Youbet Nevada, Inc.	Nevada

UT Gaming, Inc.	Delaware

United Tote Company	Montana

IRG US Holdings Corp.	Delaware

IRG Holdings Curacao, N.V.	Netherland Antilles

International Racing Group, N.V.	Netherland Antilles

IRG Service, Inc.	Nevada

Youbet Oregon, Inc.	Delaware

Youbet Services Corp.	Delaware

United Tote Canada, Inc.	Ontario